EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS OPERATING RESULTS FOR THE THREE MONTHS AND FISCAL YEAR ENDED FEBRUARY 28, 2017

DURANGO, Colorado (May 22, 2017) – Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”) today reported its operating results for the three months and fiscal year ended February 28, 2017 (“the fourth quarter of FY2017” and “FY2017,” respectively). The Company franchises and operates gourmet chocolate and confection stores and self-serve frozen yogurt cafés, and manufactures an extensive line of premium chocolates and other confectionery products. The Company will host an investor conference call today at 4:15 p.m. Eastern Time to discuss its operating results and other topics of interest (see details below).

FY2017 DETAILS

●	Total revenue decreased 5.3 percent to $38.3 million during FY2017, compared with revenue of $40.5 million in the fiscal year ended February 29, 2016 (“FY2016”).

●	Same-store pounds of product purchased from the Company’s factory by franchisees and co-branded licensees decreased 4.7% during FY2017 compared to FY2016.

●

Net income attributable to RMCF shareholders decreased 22.0 percent to $3.45 million, or $0.59 per basic share and $0.58 per diluted share, in FY2017, compared to net income attributable to RMCF shareholders of $4.43 million, or $0.75 per basic share and $0.73 per diluted share, in FY2016.

●	Operating income increased 48.8 percent to $5.52 million in FY2017, compared with operating income of $3.71 million during FY2016.

●	Adjusted EBITDA (a non-GAAP measure defined later in this release) decreased 9.3 percent to $7.46 million in FY2017, versus $8.22 million FY2016.

●

Factory sales decreased 3.5 percent during FY2017, compared to FY2016 primarily due to a 4.7% decrease in same-store pounds purchased by franchise and co-branded license locations during FY 2017 compared with FY 2016, and a 3.0% decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation.

●	Royalty and marketing fees decreased 5.3 percent in FY2017, primarily due to a 12.3 percent decrease in the number of franchised locations in operation during FY 2017 compared to FY2016.

●	Franchise fees decreased 40.8 percent in FY2017, primarily resulting from a decrease in international license fees from $263,000 recognized during FY2016 compared to $9,000 recognized during FY2017.

●

Retail sales declined 11.0 percent during FY2017, primarily the result of the sale and closure of certain company-owned stores and cafés. Same-store sales at Company-owned stores and cafés increased 0.5 percent in FY2017 compared to FY2016.

●

The Company’s franchisees and licensees opened 22 international Rocky Mountain Chocolate Factory licensed stores, four domestic Rocky Mountain Chocolate Factory franchise stores, eight co-branded Cold Stone Creamery stores, five domestic self-serve frozen yogurt cafés and one international self-serve yogurt café during FY2017.

●	The Company repurchased 35,108 shares of its common stock at an average price of $10.01 during FY2017.

●	On March 10, 2017, the Company paid its 55th consecutive quarterly cash dividend to shareholders, in the amount of $0.12 per share.

●	On May 22, 2017, the Company announced that its 56th consecutive quarterly cash dividend will be paid on June 16, 2017 in the amount of $0.12 per share.

FOURTH QUARTER OPERATING RESULTS

Total revenue decreased 5.9 percent to $10.4 million during the fourth quarter of FY2017, compared with $11.0 million in revenue during the three months ended February 28, 2016 (“the fourth quarter of FY2016”).

Total factory sales decreased 6.3 percent to $7.3 million in the fourth quarter of FY2017, compared to factory sales of $7.8 million in the fourth quarter of FY2016. The decrease was due primarily to a 12.2 percent decrease in shipments of product to the Company’s network of franchise and licensed retail locations, partially offset by a 2.7 percent increase in shipments to customers outside the Company’s network of franchise retail locations. Factory gross margins decreased 920 basis points to 17.6 percent of factory sales in the fourth quarter of FY2017, compared to 26.8 percent in the fourth quarter of FY2016.

Retail sales declined 9.2 percent to $1.0 million in the fourth quarter of FY2017, compared to $1.1 million in the fourth quarter of FY2016. The decrease in retail sales was primarily due to the sale of certain Company-owned locations and the closure of an underperforming Company-owned location. In addition, same-store sales at all Company-owned stores and cafés decreased 4.0 percent during the fourth quarter of FY2017 compared to the fourth quarter of FY2016.

Royalties and marketing fees decreased 1.6 percent to $1.99 million in the fourth quarter of FY2017, compared with $2.03 million in the fourth quarter of FY2016, primarily due to a 14.4 percent decrease in the number of domestic franchise stores and cafés in operation resulting from domestic store closures exceeding domestic store openings. The Company’s franchisees and licensees opened four international Rocky Mountain Chocolate Factory licensed stores, two domestic Rocky Mountain Chocolate Factory franchise stores and two co-branded Cold Stone Creamery stores during the fourth quarter of FY2017. Complete lists of stores and cafés currently in operation are available on the Company’s websites at www.rmcf.com and www.u-swirl.com.

Franchise fees decreased 20.0 percent to $83,300 in the fourth quarter of FY2017, compared to $104,100 in the fourth quarter of FY2016, as a result of a decrease in franchise fees associated with fewer new domestic U-Swirl franchised openings during the fourth quarter of FY2017 compared to the fourth quarter of FY2016.

Income from operations increased $1.8 million in the fourth quarter of FY2017 to $1.2 million, compared with a loss from operations of $(647,000) in the fourth quarter of FY2016. The increase in operating income resulted from charges related to the impairment of goodwill and charges related to impairing certain Company-owned store long lived assets of $2.3 million during FY2016.

Interest expense, net of interest income, totaled $29,000 in the fourth quarter of FY2017, compared with interest expense, net of interest income, of $42,000 in the fourth quarter of FY2016. The decrease in net interest expense resulted from lower outstanding debt, the result of scheduled repayments towards a promissory note entered into in January 2014 to fund business acquisitions by U-Swirl, Inc.

Pretax income increased $1.8 million to $1.1 million in the fourth quarter of FY2017, versus a pretax loss of $(689,000) in the fourth quarter of FY2016. The Company’s effective income tax rate in the fourth quarter of FY2017 was 36.0 percent compared with an income tax benefit of $1.5 million realized in the fourth quarter of FY2016.

Net income attributable to RMCF shareholders (after deducting the net income attributable to non-controlling interest) decreased 70.0 percent to $731,700, or $0.13 per basic share and $0.12 per diluted share, in the fourth quarter of FY2017, compared with net income attributable to RMCF shareholders of $2.4 million, or $0.42 per basic share and $0.41 per diluted share, in the fourth quarter of FY2016.

Adjusted EBITDA (a non-GAAP financial measure defined later in this release) decreased 25.1 percent in the fourth quarter of FY2017 to $1.6 million, versus $2.2 million in the fourth quarter of FY2016.

FY2017 OPERATING RESULTS

Total revenue decreased 5.3 percent to $38.3 million during FY2017, compared with $40.5 million in revenue during the fiscal year ended February 29, 2016 (“FY2016”).

Total factory sales decreased 3.5 percent to $25.4 million in FY2017, compared to factory sales of $26.4 million in FY2016. The decrease was due primarily to a 5.6 percent decrease in shipments of product to customers outside the Company’s network of franchise retail locations, a 3.0 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation and a 4.7 percent decrease in same-store pounds purchased by our network of franchise and licensed stores. Factory gross margins decreased 270 basis points to 24.6 percent of factory sales in FY2017, compared to 27.3 percent in FY2016.

Retail sales declined 11.0 percent to $4.5 million in FY2017, compared to $5.0 million in FY2016. The decrease in retail sales was primarily due to the sale of certain Company-owned locations and the closure of an underperforming Company-owned location. Partially offsetting this decrease, same-store sales at all Company-owned stores and cafés increased 0.5 percent during FY2017 compared to FY2016.

Royalties and marketing fees decreased 5.3 percent to $8.1 million in FY2017, compared with $8.5 million in FY2016, primarily due to a 12.3 percent decrease in the number of domestic franchise stores and cafés in operation resulting from domestic store closures exceeding domestic store openings. The Company’s franchisees and licensees opened four domestic Rocky Mountain Chocolate Factory stores, 22 international Rocky Mountain Chocolate Factory licensed stores, five domestic self-serve frozen yogurt cafés, one international self-serve frozen yogurt café and eight co-branded Cold Stone Creamery stores during FY2017. Complete lists of stores and cafés currently in operation are available on the Company’s websites at www.rmcf.com and www.u-swirl.com.

Franchise fees decreased 40.8 percent to $324,700 in FY2017, versus $548,500 in FY2016, as a result of international license fees of $263,000 being recognized in FY2016 compared to $9,000 of international license fees being recognized in FY2017.

Income from operations increased 48.8 percent in FY2017 to $5.5 million, compared with $3.7 million in FY2016. The increase in operating income was primarily the result of a decrease in charges related to the impairment of goodwill in FY2017 compared to FY2016 and impairing certain Company-owned store long lived assets.

Interest expense, net of interest income, totaled $128,800 in FY2017, compared with interest expense, net of interest income, of $167,900 in FY2016. The decrease in net interest expense resulted from lower outstanding debt, the result of scheduled repayments on a promissory note entered into in January 2014 to fund business acquisitions by SWRL.

Pretax income increased 52.2 percent to $5.4 million in FY2017, versus $3.5 million in FY2016. The Company’s effective income tax rate in FY2017 was 36.1 percent, which represented an increase of 43.5 percentage points when compared with an effective tax benefit of 7.4 percent in FY2016. The increase in the effective tax rate is primarily due to the tax consequences of a change in the controlling interest in U-Swirl and foreclosure upon the stock of U-Swirl International, Inc. that resulted in the realization of an income tax benefit in FY2016 compared to income tax expense incurred during FY2017.

Net income attributable to RMCF shareholders (after deducting the net income attributable to non-controlling interest) decreased 22.0 percent to $3.5 million, or $0.59 per basic share and $0.58 per diluted share, in FY2017, compared with net income attributable to RMCF shareholders of $4.4 million, or $0.75 per basic share and $0.73 per diluted share, in FY2016.

Adjusted EBITDA (a non-GAAP financial measure defined later in this release) decreased 9.3 percent in FY2017 to $7.5 million versus $8.2 million in FY2016.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, equity compensation expenses, and restructuring, impairment and acquisition-related charges to GAAP income from operations.

This non-GAAP financial measure may have limitations as an analytical tool, and this measure should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. The Company believes that the adjusted EBITDA financial measure presented provides additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods, non-cash charges and variations in the effective tax rate among periods. For example, the Company believes that adjusted EBITDA is useful to investors because it provides a measure of operating performance and its ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, the Company uses adjusted EBITDA as a measure of performance only in conjunction with GAAP measures of performance such as income from operations and net income. Reconciliations of this non-GAAP measure to their most comparable GAAP measure are included below.

Cash Dividends

On March 10, 2017, the Company paid its 55th consecutive quarterly cash dividend to shareholders, in the amount of $0.12 per share.

Investor Conference Call

The Company will host an investor conference call today, May 22, 2017, at 4:15 p.m. Eastern Time (EDT), to discuss its operating results for the fourth quarter of 2017 and FY2017, along with other topics of interest. To participate in the conference call, please call 1-877-270-2148 (International local participants call 1-412-902-6510) approximately five minutes prior to 4:15 p.m. EDT on May 22, 2017 and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call.”

A replay of the conference call will be available one hour after completion of the call until Monday, May 29, 2017 at 5:00 p.m. EST by calling 1-877-344-7529 (International participants call 1-412-317-0088) and entering the conference I.D.# 101007782.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of May 22, 2017, the Company, through its subsidiaries and its franchisees and licensees operated 512 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 42 states, Canada, Japan, South Korea, The Republic of the Philippines and The United Arab Emirates. The Company’s common stock is listed on the NASDAQ Global Market under the symbol “RMCF.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially from those indicated or implied by forward-looking statements include, without limitation, changes in the confectionery business environment, seasonality, consumer interest in the Company’s products, general economic conditions, the success of the Company’s frozen yogurt business, receptiveness of our products internationally, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding agreement with Cold Stone Creamery Brands, the success of international expansion efforts, the effect of government regulations and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The forward-looking statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, please contact

Rocky Mountain Chocolate Factory, Inc. (970) 375-5678

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	three months ended	Stores open as of
	February 28, 2017	February 28, 2017
United States
Rocky Mountain Chocolate Factory
Franchise Stores	2	189
Company-Owned Stores	0	4
Cold Stone Creamery	2	83
International License Stores	4	94
U-Swirl
Franchise Stores	0	145
Company-Owned Stores	0	5
International License Stores	0	2
Total	8	522

SELECTED BALANCE SHEET DATA

(in thousands)

	February 28, 2017	February 29, 2016
Current Assets	$15,151	$15,439
Total Assets	$29,418	$30,316
Current Liabilities	$8,060	$8,006
Stockholder's Equity	$18,829	$18,479

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Three Months Ended February 28 or 29,		Three Months Ended February 28 or 29,
	2017	2016	2017	2016
Revenues
Factory sales	$7,264	$7,756	70.1%	70.4%
Royalty and marketing fees	1,995	2,026	19.3%	18.4%
Franchise fees	83	105	0.8%	1.0%
Retail sales	1,021	1,124	9.9%	10.2%
Total Revenues	10,363	11,011	100.0%	100.0%

Costs and expenses
Cost of sales	6,362	6,118	61.4%	55.6%
Franchise costs	496	581	4.8%	5.3%
Sales and marketing	699	633	6.7%	5.7%
General and administrative	903	1,113	8.7%	10.1%
Retail operating	527	634	5.1%	5.8%
Depreciation and amortization, exclusive of depreciation and amortization expense of $123 and, $104 included in cost of sales, respectively	203	252	2.0%	2.3%
Impairment of long-lived assets	-	2,327	0.0%	21.1%
Restructuring and acquisition related charges	-	-	0.0%	0.0%
Total Costs and Expenses	9,190	11,658	88.7%	105.9%

Income (loss) from operations	1,173	(647)	11.3%	-5.9%

Other income (expense)
Interest expense	(38)	(50)	-0.4%	-0.5%
Interest income	9	8	0.1%	0.1%
Other, net	(29)	(42)	-0.3%	-0.4%

Income (loss) before income taxes	1,144	(689)	11.0%	-6.3%

Provision for income taxes (benefit)	412	(1,548)	4.0%	-14.1%

Consolidated Net income	732	859	7.1%	7.8%

Less: Net loss attributable to non-controlling interest	-	(1,583)	0.0%	-14.4%

Net income attributable to RMCF	$732	$2,442	7.1%	22.2%

Basic Earnings Per Common Share	$0.13	$0.42

Diluted Earnings Per Common Share	$0.12	$0.41

Weighted Average CommonShares Outstanding	5,854,372	5,839,396

Dilutive Effect of Employee Stock Awards	123,658	181,742

Weighted Average Common Shares Outstanding, Assuming Dilution	5,978,030	6,021,138

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

	Fiscal Year Ended February 28 or 29,		Fiscal Year Ended February 28 or 29,
	2017	2016	2017	2016
Revenues
Factory sales	$25,424	$26,356	66.4%	65.1%
Royalty and marketing fees	8,095	8,547	21.1%	21.1%
Franchise fees	325	549	0.8%	1.4%
Retail sales	4,452	5,005	11.6%	12.4%
Total Revenues	38,296	40,457	100.0%	100.0%

Costs and expenses
Cost of sales	20,736	20,866	54.1%	51.6%
Franchise costs	2,067	2,453	5.4%	6.1%
Sales and marketing	2,658	2,466	6.9%	6.1%
General and administrative	4,005	4,664	10.5%	11.5%
Retail operating	2,404	2,952	6.3%	7.3%
Depreciation and amortization, exclusive of depreciation and amortization expense of $448 and, $404 included in cost of sales, respectively	841	1,016	2.2%	2.5%
Impairment of long-lived assets	-	2,327	0.0%	5.8%
Restructuring and acquisition related charges	60	-	0.2%	0.0%
Total Costs and Expenses	32,771	36,744	85.6%	90.8%

Income from operations	5,525	3,713	14.4%	9.2%

Other income (expense)
Interest expense	(171)	(217)	-0.4%	-0.5%
Interest income	42	49	0.1%	0.1%
Other, net	(129)	(168)	-0.3%	-0.4%

Income before income taxes	5,396	3,545	14.1%	8.8%

Provision for income taxes (benefit)	1,946	(262)	5.1%	-0.6%

Consolidated Net income	3,450	3,807	9.0%	9.4%

Less: Net loss attributable to non-controlling interest	-	(619)	0.0%	-1.5%

Net income attributable to RMCF	$3,450	$4,426	9.0%	10.9%

Basic Earnings Per Common Share	$0.59	$0.75

Diluted Earnings Per Common Share	$0.58	$0.73

Weighted Average Common Shares Outstanding	5,843,245	5,893,618

Dilutive Effect of Employee Stock Awards	150,447	201,856

Weighted Average Common Shares Outstanding, Assuming Dilution	5,993,692	6,095,474

GAAP RECONCILIATION

ADJUSTED EBITDA

(in thousands)

	Three Months Ended February 28 or 29,
	2017	2016	Change
GAAP: Income from Operations	$1,173	$(647)	-281.3%
Depreciation and Amortization	326	356
Equity Compensation Expense	137	147
Restructuring, impairment and acquisition related charges	-	2,327
Non-GAAP, adjusted EBITDA	$1,636	$2,183	-25.1%

	Fiscal Year Ended February 28 or 29,
	2017	2016	Change
GAAP: Income from Operations	$5,525	$3,713	48.8%
Depreciation and Amortization	1,289	1,420
Equity Compensation Expense	585	763
Restructuring, impairment and acquisition related charges	60	2,327
Non-GAAP, adjusted EBITDA	$7,459	$8,223	-9.3%